UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 21, 2011
LoopNet, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-52026 (Commission File Number)	77-0463987 (I.R.S. Employer Identification No.)

185 Berry Street, Suite 4000 San Francisco, CA 94107 (Address of Principal Executive Offices)	94107 (Zip Code)
(415) 243-4200
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Additional Information.
Supplement to Proxy Statement/Prospectus for the Special Meeting of Stockholders to be held July 11, 2011
     This is a supplement to the proxy statement/prospectus dated June 6, 2011 (the “proxy statement/prospectus”) of LoopNet, Inc. (“LoopNet,” “we” or the “Company”) that was mailed to LoopNet stockholders in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at the offices of LoopNet, 185 Berry Street, San Francisco, CA 94017, at 9:00 am, local time, on July 11, 2011. The purpose of the special meeting is (1) to consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of April 27, 2011 as amended by Amendment No. 1 dated May 20, 2011, among CoStar Group, Inc. (“CoStar”), Lonestar Acquisition Sub, Inc. (“merger sub”), a wholly-owned subsidiary of CoStar, and LoopNet, as it may be further amended from time to time, pursuant to which merger sub will be merged with and into LoopNet, with LoopNet surviving the merger as a wholly-owned subsidiary of CoStar (the “merger agreement”); (2) to consider and vote on a proposal to approve, by an advisory vote, the agreements and understandings of LoopNet and its named executive officers concerning compensation that is based on or otherwise relates to the merger, and the aggregate total of all such compensation that may be paid or become payable to or on behalf of such executive officers, as disclosed in the proxy statement/prospectus under the heading “The Merger — Interests of Executive Officers and Directors of LoopNet in the Merger; Change in Control Severance Payments”; and (3) to approve the adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement. The Board of Directors of LoopNet (the “Board”) previously established June 1, 2011 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.
     After careful consideration, the Board approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of LoopNet. THE BOARD OF DIRECTORS OF LOOPNET UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR THE APPROVAL, BY ADVISORY VOTE, OF THE CHANGE IN CONTROL SEVERANCE PAYMENTS AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. INFORMATION ABOUT VOTING OR REVOKING A PROXY APPEARS ON PAGE 34 OF THE PROXY STATEMENT/PROSPECTUS.
Litigation Relating to the Merger
     As described on page 66 of the proxy statement/prospectus, LoopNet, the Board and/or CoStar have been named as defendants in three putative class action lawsuits brought by alleged stockholders challenging the proposed merger. Two of the actions, Raymond E. Williams Jr. v. LoopNet, Inc., et al. and Ronald T. West v. Richard Boyle, et al., were filed on or around May 3, 2011 and Ronald T. West v. Richard Boyle, et al. was amended on May 20, 2011. The third action, Karin Cahill v. LoopNet, Inc., et al., was filed on June 3, 2011. All three actions were filed in the Superior Court of California, County of San Francisco.
     The complaints generally allege, among other things, that each member of the Board breached his fiduciary duties to LoopNet’s stockholders by authorizing the sale of LoopNet to CoStar for consideration that does not maximize value to the shareholders and engineering the transaction to benefit themselves without regard to LoopNet’s shareholders. The complaints also generally allege that LoopNet (and, in the case of the Ronald T. West action, CoStar) aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Board and made incomplete or materially misleading disclosures about the proposed transaction. The shareholder actions seek equitable relief, including an injunction against consummating the merger.
     On June 21, 2011, counsel for the parties in the lawsuits entered into a memorandum of understanding in which they agreed on the terms of a settlement of all litigation, which would include the dismissal with prejudice of all claims against all of the defendants. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger and final approval of the proposed settlement by the court. In addition, in connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the merger will be consummated, that the parties ultimately will enter into a stipulation of settlement or that the court will approve the settlement even if the parties enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The settlement will not affect the amount of the merger consideration that LoopNet stockholders are entitled to receive in the merger.
     The defendants deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the lawsuits, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the merger, the defendants have agreed to the terms of the proposed settlement described above. The parties further considered it desirable that the actions be settled to avoid the expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.
Additional Disclosures
     As contemplated by the proposed settlement, CoStar and LoopNet are providing certain additional disclosures that are supplemental to those contained in the proxy statement/prospectus previously mailed to you. This supplemental information should be read in conjunction with the proxy statement/prospectus, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. The additional disclosures are as follows:
Board’s Consideration of Stockholder Rights Plan
     The final paragraph on page 37 of the proxy statement/prospectus makes reference to the presentations at the February 26, 2011 meeting by LoopNet’s legal and financial advisors regarding the elements of a stockholder rights plan, LoopNet’s defensive profile and current trends in stockholder rights plans. After considering the advice of Davis Polk and Evercore, the Board decided not to adopt a stockholder rights plan at the February 26, 2011 meeting, but to be prepared to do so on short notice if circumstances were to change, such as, for example, if CoStar were to announce an unsolicited bid for LoopNet common stock.
Board’s Analysis of Potential Synergies and CoStar’s Ability to Pay
     The first paragraph on page 38 of the proxy statement/prospectus makes reference to the Board’s discussions with Evercore at the February 26, 2011 meeting regarding Evercore’s preliminary analysis of CoStar’s ability to finance the proposed transaction at various price points. Evercore’s preliminary analysis was based, in part, upon illustrative estimates provided by LoopNet’s management of pre-tax synergies arising from the proposed transaction, which were estimated at between $16 million and $31 million per year on a pre-tax basis. The estimates were made both with and without taking into account estimated pre-tax synergies related to LoopNet’s strategic partnership with Xceligent. Evercore’s preliminary analysis of CoStar’s ability to pay, which assumed an all-cash transaction and which also was based on LoopNet’s financial projections and publicly available research analysts’ estimates relating to CoStar, indicated an implied maximum purchase price per share ranging from $14.18 to $20.65. At the high end of the range, the pro forma net debt of the combined company would be five times its last twelve months (“LTM”) Adjusted EBITDA.
     At the April 24 and April 27, 2011 meetings, Evercore updated its presentation to include an illustrative pro forma leverage analysis of the combined company, assuming $415.0 million in debt financing and a range of potential pre-tax synergies. The analysis presented at the April 27 meeting indicated that the pro forma net debt of the combined company would range from 3.3 to 4.6 times its LTM Adjusted EBITDA, assuming a June 30, 2011 closing date, or 2.9 to 4.0 times estimated 2011 Adjusted EBIDTA, assuming a December 31, 2011 closing date.
     The estimates of potential synergies described above were developed by LoopNet. LoopNet did not have access to CoStar’s estimates of potential synergies.
Risks of Leakage
     The second full paragraph on page 38 of the proxy statement/prospectus refers to the risks of information leakage considered by the Board at the March 4, 2011 meeting in determining not to contact other potential acquirors. The adverse effects that the Board considered in connection with information leakage included disruption to the trading market for LoopNet common stock and uncertainty with respect to LoopNet employees, customers and partners.
Alternative Strategies Considered by the Board
     The first full paragraph on page 38 of the proxy statement/prospectus makes reference to the Board’s discussions at the February 26, 2011 meeting of the CoStar proposal in the context of LoopNet’s other strategic alternatives. The Board discussed with Evercore alternatives including remaining independent and executing on LoopNet’s growth strategy; selling LoopNet in a broader process; growing LoopNet via acquisitions; and a leveraged recapitalization. The Board considered in this discussion that there were no sizable acquisition opportunities that were likely to be available and compelling. The Board also considered that a leveraged recapitalization would be likely to deliver less short-term value than a sale to CoStar, would adversely affect LoopNet’s near-term financial flexibility for acquisitions, and could send undesired signals to investors regarding LoopNet’s growth prospects and investment opportunities.
Confidentiality and Standstill Agreement
     As described in the third full paragraph on page 38 of the proxy statement/prospectus, on March 10, 2011, LoopNet and CoStar agreed to enter into a confidentiality and standstill agreement pursuant to which, in exchange for LoopNet providing nonpublic information, CoStar agreed for a period of four months, subject to earlier termination in certain circumstances, not to acquire LoopNet shares, to make an unsolicited offer to acquire LoopNet, or to take certain other unilateral actions. The Board, after consultation with its legal and financial advisors, authorized management to agree to a four month standstill, Although this period was shorter than would have been ideal from LoopNet’s perspective, CoStar was not at this point willing to enter into a longer standstill. The LoopNet Board concluded that four months would be adequate in this case because it would cover the period through LoopNet’s second quarter earnings release and would therefore enable LoopNet to give CoStar greater visibility on its short-term expectations. The Board also considered that the confidentiality agreement did not require LoopNet to provide any particular information, and that therefore LoopNet would be able to release information to CoStar in stages, with more sensitive information being shared only at such time as LoopNet had greater assurance that the parties would be able to reach an agreement.
Reasons Underlying the Board’s Judgment Regarding Valuation
     The fourth full paragraph on page 38 of the proxy statement/prospectus makes reference to the Board’s instruction that Evercore indicate to J.P. Morgan that LoopNet believed that an acceptable valuation would be in excess of 10% above CoStar’s initial $16.50 offer ($18.15) but not necessarily as much as 20% higher ($19.80). The Board took this view in light of LoopNet’s projected revenue and EBITDA, discussed on pages 52 through 54 of the proxy statement/prospectus, and Evercore’s preliminary review of the CoStar offer from a financial point of view and CoStar’s ability to finance the transaction at various price points, both as presented to the Board at the February 26, 2011 meeting.
Communications with Series A Preferred Holders
     On April 15, 2011 Davis Polk communicated with the Board members affiliated with the Holders of Series A Preferred Stock to inquire whether the holders would be willing to agree to convert their shares into common stock contingent upon the closing of the Merger and to waive certain rights of the Series A preferred in order to facilitate the transaction. During the week of April 18, 2011 the holders confirmed that they would be willing to agree to these arrangements.
Board’s Consideration of the Allocation of Antitrust Regulatory Review Risk
     As described in greater detail in the third and fourth full paragraphs on page 39, over the weekend of April 16 and 17, 2011, LoopNet and CoStar agreed that the termination fee payable by CoStar under certain circumstances if antitrust approval is not obtained will be $51.6 million.
     LoopNet’s initial position had been that CoStar agree to a “hell or high water” formulation whereby CoStar would agree to take any and all actions to secure approval. However, as is typical of acquirors in a similar situation, CoStar indicated that it was unwilling to accept such an unconditional obligation, particularly given its need to secure financing. Based, in part, on the advice of its legal advisors, the Board concluded that an appropriate termination fee would be an acceptable remedy if the transaction failed to occur because of antitrust issues. In the Board’s view, to provide CoStar with appropriate incentives to secure antitrust approval, such a termination fee would need to be substantial both in absolute dollars and relative to transaction equity value, as well as significantly in excess of the termination fee payable by LoopNet under certain circumstances. The $51.6 million termination fee payable by CoStar under certain circumstances if antitrust approval is not obtained represents approximately 6.0% of transaction equity value, and is twice the termination fee payable by LoopNet under certain circumstances.
Reasons Underlying the Board’s Decision not to Conduct a Market Check
     As described in the fourth full paragraph on page 40 of the proxy/statement prospectus, at its April 22, 2011 meeting, the Board determined, in consultation with its advisors, that it would not be in the interests of LoopNet’s stockholders to conduct a market check prior to signing the merger agreement. The Board based its decision, in part, on Evercore’s view that only a limited number of potential strategic acquirors might be interested in pursuing a transaction with LoopNet, none of which were likely to have the inclination and capability to make a competitive offer. The Board also considered Evercore’s view that CoStar’s offer price was above the range that a private equity sponsor likely would be willing to pay, and the potential for information leakage in connection with a market check.
Board’s Consideration of Fixed Stock Portion of Merger Consideration
     The second full paragraph on page 43 makes reference to the Board’s consideration of the fact that the merger agreement does not provide LoopNet with a price-based termination right or other similar protection, such as a “collar,” with respect to CoStar’s stock price. In considering this issue at the April 24 and April 27, 2011 meetings, the Board focused on the fact that the proposed merger consideration was approximately 88% cash and was therefore relatively insensitive to changes in value of the stock component. Illustrating this point, Evercore’s analysis of the implied per share value of the merger consideration assuming a range of fluctuations in CoStar’s stock price indicated that even a 20% decline in CoStar’s stock price would reduce the overall merger consideration by only approximately $0.45 per share of LoopNet common stock. The Board also noted that the absence of a collar meant that LoopNet shareholders would bear the risk of a decline in CoStar’s stock price but also that they would receive the benefit of any increase.
Board’s Consideration of Deal Protection Devices
     The fourth and fifth full paragraphs on page 43 make reference to the Board’s consideration of the limitations imposed in the merger agreement on LoopNet’s ability to solicit and respond to competing proposals and the ability of the Board to change or withdraw its recommendation of the merger, and to the voting agreement entered into by certain of LoopNet’s stockholders pursuant to which approximately 32% of the total outstanding shares of LoopNet’s common stock (including the shares underlying the Series A Preferred Stock) have committed to vote in favor of the adoption of the merger agreement. Based, in part, on the advice of its legal and financial advisors, the Board determined that these deal protection devices were appropriate. The Board considered that, while LoopNet and its representatives are precluded from soliciting competing acquisition proposals, they may respond to and share information with parties who make a competing proposal that the Board believes is reasonably likely to lead to a “superior proposal” as such term is defined in the merger agreement. The Board also noted that the voting agreement will terminate upon termination of the merger agreement in accordance with its terms, so that the voting agreement ultimately will not preclude a superior proposal.
Exchange of Financial Projections
     In reaching its decision to enter into the Merger Agreement, the Board took account of the fact that the financial projections exchanged by the parties in connection with the due diligence process did not extend beyond 2011.
The Merger—Opinion of LoopNet’s Financial Advisor—General
     At the meeting of the LoopNet Board on February 19, 2011, the Board made inquiries to confirm that Evercore did not have conflicts of interest with respect to its engagement on behalf of LoopNet. As disclosed in the third full paragraph on page 52 of the proxy statement/prospectus, Evercore and its affiliates have not for the last two years provided investment banking services to CoStar and, other than services provided to LoopNet in connection with the merger, the Series A Preferred Stock financing and the contemplated stockholder rights plan described in the section of the proxy statement/prospectus entitled “The Merger—Background of the Merger”, are not currently and have not for the last two years provided investment banking services to LoopNet.

The Merger—Opinion of LoopNet’s Financial Advisor—Discounted Cash Flow Analysis
     As described in further detail on pages 47 and 48 of the proxy statement/prospectus, Evercore performed a discounted cash flow analysis of LoopNet in order to derive implied per share equity reference ranges for LoopNet as of June 30, 2011 based on the implied present value of LoopNet’s future cash flow. Evercore, using its professional judgment and experience, derived the discount rate range based upon a weighted average cost of capital calculation for LoopNet, as well as for companies identified in the proxy statement/prospectus under the caption “The Merger—Opinion of LoopNet’s Financial Advisor—Analysis of Select Publicly Traded Companies.” The weighted average cost of capital calculation was based on the capital asset pricing model, which takes into account various financial metrics, including betas of LoopNet and peer companies deemed appropriate by Evercore in the exercise of its professional judgment, the risk-free rate by reference to the 10-year treasury bond and an equity risk premium, which represents the excess return demanded by investors over a risk-free rate.
     As described in the first full paragraph on page 48, Evercore adjusted the projected unlevered free cash flows provided by LoopNet’s management to include stock-based compensation expense. Evercore included stock-based compensation expense for purposes of its discounted cash flow analysis because it is a cost of running LoopNet’s business.
     Evercore’s discounted cash flow analysis also indicated the following ranges of terminal value multiples of LoopNet Adjusted EBITDA (which for purposes of Evercore’s financial analyses means earnings before interest, taxes, depreciation, amortization, stock-based compensation and one-time, non-recurring expenses):

Consolidated	Existing
LoopNet Business	LoopNet Business
6.3x — 11.5x	6.1x — 11.1x
The Merger—Opinion of LoopNet’s Financial Advisor—Analysis of Select Publicly Traded Companies
     The second full paragraph on page 49 of the proxy statement/prospectus makes reference to the range of implied 2011 multiples calculated by Evercore for the selected publicly-traded companies, based on publicly available filings and financial data provided by Wall Street equity research and FactSet. The tabular presentation of such multiples, as well as Adjusted EBITDA margins, is amended and restated in its entirety as follows:

	TEV/	TEV/2011E	Adjusted
	2011E	Adjusted	EBITDA
	Revenue	EBITDA	Margins
LoopNet (Based on Implied Per Share Merger Consideration)	9.0x	27.6x	32.5%

LoopNet (Based on Current Share Price)	6.4x	19.6x	32.5%

Online Real Estate Information
High	6.7x	18.5x	46.1%
Mean	3.0x	13.0x	29.1%
Median	2.7x	12.8x	28.3%
Low	0.1x	7.8x	13.6%

	TEV/	TEV/2011E	Adjusted
	2011E	Adjusted	EBITDA
	Revenue	EBITDA	Margins
Network Model
High	5.3x	12.7x	43.1%
Mean	3.1x	11.9x	25.8%
Median	2.4x	11.8x	20.8%
Low	2.1x	11.2x	18.5%

Online Search / Marketplace / Lead Generation
High	13.3x	34.4x	54.8%
Mean	4.4x	16.0x	29.2%
Median	3.5x	10.3x	36.2%
Low	1.0x	5.8x	6.6%

Online Vertical Media
High	7.5x	18.1x	42.7%
Mean	4.1x	13.1x	29.4%
Median	3.6x	12.2x	29.7%
Low	1.6x	8.9x	13.7%

Real Estate Brokerage/Agents
High	1.9x	13.2x	15.3%
Mean	1.1x	12.6x	10.1%
Median	1.1x	12.6x	14.2%
Low	0.2x	11.9x	0.9%

The Merger—Opinion of LoopNet’s Financial Advisor—Other Information
     Evercore also noted for the Board that Evercore performed a leveraged buyout analysis of LoopNet in order to ascertain the price per share that one or more potential financial buyers might be willing to pay based upon the LoopNet management projections. Evercore noted that the leveraged buyout analysis was not considered part of Evercore’s financial analyses with respect to its opinion but was referenced only for informational purposes. Evercore calculated the implied value per share of LoopNet common stock that would generate an internal rate of return ranging from 20.0% to 30.0% assuming an exit multiple of 12.0x estimated calendar year 2016 Adjusted EBITDA and a total debt-to-LTM Adjusted EBITDA multiple of 4.0x to 6.0x. Based on the results of these analyses, Evercore derived an implied value per share of LoopNet common stock of $12.37 to $16.29.
The Merger—Certain Terms of the Series A Preferred Stock—Summary of Terms of the Preferred Stock
     The fifth bullet point on page 60 of the proxy statement/prospectus is amended and restated in its entirety as follows:
•	if LoopNet common stock closes at $16.80 or greater for twenty consecutive trading or reporting days, redeemable in full in cash at the option of LoopNet on ten business days’ notice for 101% of its liquidation preference including any declared but unpaid dividends (the “Redemption Price”), provided that the Series A Preferred Stock will continue to be convertible into common stock at the option of its holder after the notice date and until redeemed;

CoStar Common Stock Financing
     As disclosed in greater detail under the heading “Debt Financing” on pages 87 and 88 of the proxy statement/prospectus, JPMorgan Chase Bank, N.A. has committed to provide a $415.0 million seven year senior secured first-lien term loan credit facility (the “Term Loan Facility”) and $37.5 million of a $50.0 million five year senior secured first-lien revolving credit facility (the “Revolving Facility”), on the terms and subject to the conditions set forth in the debt commitment letter dated April 27, 2011 by and between CoStar and each of JP Morgan Securities LLC and JPMorgan Chase Bank, N.A. (the “Debt Commitment Letter”). CoStar currently expects the amount of the Term Loan Facility that is actually borrowed on the closing date to be approximately $175.0 million. The proceeds of the Term Loan Facility are expected to be used on the closing date of the merger to pay the cash consideration to LoopNet stockholders and related fees and expenses.
     On June 1, 2011, CoStar closed the offering and sale of 4,312,500 shares of its common stock at a price to the public of $60.00 per share, with net proceeds to CoStar of approximately $248.4 million. CoStar expects to use the net proceeds of the offering to fund a portion of the cash consideration payable in connection with its acquisition of LoopNet and, to the extent that any proceeds remain thereafter, or the acquisition is not completed, for general corporate purposes.
     The Board was not informed, prior to the execution of the merger agreement, that CoStar would finance its acquisition of LoopNet in part with a common stock offering. However, the Board understood that a common stock financing was a possibility and, as disclosed in greater detail above under the heading “Board’s Consideration of Fixed Stock Portion of Merger Consideration,” prior to its authorization and approval of the merger agreement, the Board considered Evercore’s analysis of the fixed exchange ratio proposed by CoStar, which included a review and analysis of the historical prices of CoStar’s common stock and an analysis of the implied per share value of the merger consideration assuming a range of fluctuations in CoStar’s stock price.
Operations Following the Merger
     Following the Merger LoopNet will be a wholly-owned subsidiary of CoStar. CoStar currently intends to conduct the LoopNet business as a largely separate business unit and to retain members of the LoopNet management team.
Cautionary Statements Regarding Forward-Looking Statements.
     This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the Merger, future financial and operating results, the companies’ plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of LoopNet and CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the parties ultimately will not enter into a stipulation of settlement or that he court will not approve the settlement even if the parties enter into such stipulation; the possibility that the merger does not close, including, but not limited to, due to the failure to obtain approval of LoopNet’s stockholders, or the failure to obtain governmental approvals; the risk that expected cost savings or other synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that business disruption relating to the merger may be greater than expected; and failure to obtain any required financing on favorable terms. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in LoopNet’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and CoStar’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC, including in the “Risk Factors” section of each of these filings, and each company’s other filings with the SEC available at the SEC’s website (http://www.sec.gov). Neither LoopNet nor CoStar undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Important Information for LoopNet Stockholders
     In connection with the proposed transaction, CoStar filed a registration statement on Form S-4 with the Securities and Exchange Commission (SEC) on May 13, 2011 that included a preliminary proxy statement of LoopNet that also constituted a preliminary prospectus of CoStar. CoStar filed an amendment to the registration statement on June 3, 2011, and the SEC declared the registration statement effective on June 6, 2011. On June 7, 2011, CoStar filed a final prospectus and LoopNet filed a definitive proxy statement. Also on June 7, 2011, LoopNet began mailing the proxy statement/prospectus to LoopNet stockholders. LOOPNET STOCKHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC INCLUDING THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The registration statement and proxy statement/prospectus and other documents filed with the SEC by LoopNet are, or when filed will be, available free of charge at the SEC’s website at www.sec.gov, or by directing a request by mail to LoopNet, Inc., Attn: Secretary, 185 Berry Street, Suite 4000, San Francisco, California 94107, by telephone at (415) 243-4200, or from the investor relations section of LoopNet’s website at http://www.loopnet.com.
     LoopNet and CoStar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about LoopNet’s directors and executive officers is set forth in the proxy statement for LoopNet’s 2011 annual meeting of stockholders, which was filed with the SEC on April 4, 2011. Information about CoStar’s directors and executive officers is set forth in the proxy statement for CoStar’s 2011 annual meeting of stockholders, which was filed with the SEC on April 27, 2011. Additional information regarding these persons and their interests in the merger will be included in the registration statement and proxy statement/prospectus contained therein to be filed with the SEC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LOOPNET, INC. (Registrant)

Date: June 21, 2011	By:	/s/ Brent Stumme
Brent Stumme
Chief Financial Officer and Senior Vice President, Finance and Administration